Exhibit 4.3

Transition and Shared Services
Agreement

CSR Limited
ABN 90 000 001 276

and

Rinker Group Limited
ABN 53 003 433 118

Table of contents

Clause

1	Definitions and interpretation

	1.1	Definitions
	1.2	Interpretation
	1.3	Precedence of documents
	1.4	Beneficial interest

2	Term

3	Provision of Services

4	RGL Group’s and CSR Group’s obligations

	4.1	RGL Group’s responsibilities
	4.2	CSR Group’s responsibilities

5	Variation of and additional Services

	5.1	Additional Services
	5.2	Variation request
	5.3	No obligation to vary
	5.4	Variations to IT infrastructure and Service delivery

6	[This part has been deleted]

7	Sub-contracting

8	Payment

	8.1	Charges
	8.2	Invoicing and payment
	8.3	Adjustment to Charges
	8.4	Disputed Charges

9	Dispute Resolution

10	Confidentiality and disclosure of information

	10.1	Confidentiality
	10.2	Permitted disclosure
	10.3	Third party disclosure
	10.4	Return or destruction of Confidential Information
	10.5	No obligation to provide Confidential Information
	10.6	Privacy

	10.7	Survival of clause

11	No warranties

12	Limitation of liability

	12.1	Limitation of liability
	12.2	Trade Practices Act
	12.3	Right of recovery against a third party
	12.4	Force Majeure
	12.5	Insurance

13	Copyright and CSR Trade Mark Licence

	13.1	Copyright Licences
	13.2	Trade Mark Licences

14	Assistance on cessation

	14.1	Principles of cessation
	14.2	Grant of licence

15	Termination

	15.1	Termination Events
	15.2	Effect of Termination Event
	15.3	Termination for convenience
	15.4	Termination of a Service Schedule
	15.5	Termination where scheme of arrangement or change of control

16	General

	16.1	Notices
	16.2	Governing law and jurisdiction
	16.3	Further assurances
	16.4	Variation
	16.5	Merger
	16.6	Assignment
	16.7	Consents
	16.8	Waivers
	16.9	Costs and expenses
	16.10	No representation or reliance
	16.11	Entire Agreement
	16.12	Cumulative rights
	16.13	Prohibition and enforceability
	16.14	To the extent not excluded by law

17	GST

Schedule 1 – Agreed Service Schedule

1	CSR BSC: Processing of AP invoices for RGL

2	CSR BSC: Gateway Transmissions to Westpac

3	CSR BSC: Leaseplan administration

4	CSR HR: BSC CHRIS system

5	CSR HR: Transitional support services

6	CSR HR: Share and Option Plans

7	CSR HR: Vehicle Administration

8	CSR HR: CHRIS system – Workers’ Compensation

9	CSR Workers Compensation: administration assistance Yarraville.

10	CSR Workers Compensation: Claims Advisor Queensland

11	CSR Procurement: Telstra Contract Negotiations

12	CSR FRG: Transitional accounting and reporting assistance

13	CSR Taxation: Cross training in tax processes

14	CSR Treasury: Treasury services

15	CSR Treasury: Vehicle Finance support

16	CSR Strategy: Advice

17	CSR Property: Rent 9 Help Street Chatswood

18	Corporate functions other

19	CSR BIS: Tier 1 Help Desk

20	CSR BIS: PC and Desktop Support

21	CSR BIS: NT Server Support

22	CSR BIS: Email

23	CSR BIS: Wide Area Network Support

24	CSR BIS: E-Commerce

25	CSR BIS: Voice Services

26	CSR BIS: SAP and Command / ACS data centre and support

27	CSR BIS: Miscellaneous Applications Support

28	CSR BIS: Miscellaneous Support

Schedule 2 – Agreed Service Schedule

This transition and shared services agreement

is made on March 27, 2003 between the following parties:

1                                         CSR Limited ABN 90 000 001 276
of Level 1, 9 Help Street, Chatswood NSW 2067 (CSR)

2                                         Rinker Group Limited ABN 53 003 433 118
of Level 4, 9 Help Street, Chatswood NSW 2067 (RGL)

Recitals

A.                                   RGL Group Members receive from CSR Group Members certain services and access to software, information technology and communications infrastructure, property and other facilities and infrastructure in connection with the RGLA Businesses.

B.                                     The CSR Group has agreed to continue making such services and access available to the RGL Group during the Term to assist the RGL Group to transition away from the services and access provided by the CSR Group to the RGLA Businesses.

C.                                     The CSR Group and the RGL Group have agreed

(a)                                  to assist each other with giving effect to the Demerger and the maintenance of their corporate memories and to share relevant experience and

(b)                                 to license each other to use copyright in their works to carry on their business operations and CSR has agreed to licence to the RGL Group in Australia the right temporarily to continue to display the CSR Trade Mark in its signage in connection with the RGLA Businesses to enable the RGL Group to remove it in an orderly manner.

The parties agree

in consideration of, among other things, the mutual promises contained in this Agreement:

1                                         Definitions and interpretation

1.1                              Definitions

In this Agreement the following terms have the following meanings:

Agreement means this agreement including all Service Schedules.

Business Day means a day (not being a Saturday, Sunday or public holiday) in Sydney.

Charges mean the fees payable for the Services pursuant to clause 8.

Claim has the meaning given in the Demerger Deed.

Commencement Date means the commencement of the month immediately following the month in which the Effective Date occurs or such other date as is agreed by CSR and RGL.

Confidential information means confidential information, trade secrets, know-how, scientific, technical, product, market or pricing information which is confidential to the RGL Group or the CSR Group, other than Excluded Information.

Contract Manager means the representative of each Party specified in the relevant Service Schedule.

CSR Group means CSR and each of its Subsidiaries at the relevant time (excluding any RGL Group Members at the relevant time) each a CSR Group Member.

CSR Trade Mark means “CSR” in whatever form it currently appears in the signage used in connection with the RGLA Businesses.

defaulting Third Party service provider is defined in clause 12.3.

Demerger has the meaning given to it in the Demerger Deed.

Demerger Deed means the Demerger Deed between CSR and RGL executed on or about the date of this Agreement.

Effective Date has the meaning has the same meaning as in the Demerger Deed.

Excluded Information means information:

(a)                                  which is in or becomes part of the public domain other than through the recipient’s breach of this Agreement or an obligation of confidence owed to the provider of the information;

(b)                                 which the recipient of the information obtains from a third party who is lawfully in possession of the information and may lawfully disclose it to the recipient; or

(c)                                  which is or has been independently developed by an employee of the recipient who has no knowledge of the disclosure by the disclosing party.

Extension Period means, in relation to a Service or Services, the period, if any, specified as such in a Service Schedule as applying to the Service or Services.

Force Majeure Event means any event which is not within the reasonable control of the party claiming force majeure and includes strikes, lockouts and other industrial disputes.

Government Agency means any foreign or Australian government or semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity or person vested with functions under any law or any Minister of the Crown in right of the Commonwealth of Australia or any state.

Gross Default has the meaning given in clause 12.1(a).

Initial Period means, in relation to a Service or Services, the period specified as such in a Service Schedule applying to that Service or Services.

Intellectual Property means the statutory and other legally enforceable proprietary rights, including but not limited to trade marks, patents, designs, copyright, circuit layouts, confidential information, trade secrets and all other intellectual property rights as defined in Article 2 of the Convention establishing the World Intellectual Property Organisation, dated 14 July 1967, as amended from time to time.

Parties mean each CSR Group Member and each RGL Group Member.

Personal Information has the meaning given in the Privacy Act 1988 (Cth).

Privacy Laws means the Privacy Act 1988 (Cth) and any ancillary rules, guidelines, orders, directions, directives, codes of conduct or other instrument made or issued thereunder, as amended from time to time and all other statutes concerning the privacy of Personal Information.

Recipient means the Party entitled to receive a Service specified in a Service Schedule and, unless otherwise stated in that Service Schedule, means a RGL Group Member.

Related Body Corporate has the meaning given in section 9 of the Corporations Act 2001 (Cth).

RGLA Businesses has the meaning given to the RGL Businesses in the Demerger Deed except that it is confined to the businesses, operations and activities carried on in Australia.

RGL Group means RGL and each of its Subsidiaries at the relevant time, each a RGL Group Member.

Services means the various services and access to be provided by the CSR Group Members pursuant to this Agreement as specified in the Service Schedules.

Service Schedule means a schedule describing the Services to be provided and attached to this Agreement as part of Schedule 1 at the date of this Agreement or subsequently attached to this Agreement as a part of Schedule 2 pursuant to clause 5.

Subsidiary has the meaning given in section 9 of the Corporations Act 2001 (Cth).

Supplier means the Party required to supply a Service specified in a Service Schedules and, unless otherwise stated in that Service Schedule, means a CSR Group Member.

Term has the meaning given in clause 2(a).

Third Party means any person other than a RGL Group Member or a CSR Group Member, and includes Government Agencies.

Third Party Claim means a Claim brought by a Third Party.

Third Party Consent means a consent given by a Third Party including any agreement or waiver.

Third Party service providers means any third party that provides or supplies Services to a Party including any subcontractors engaged by a Party to provide or supply Services pursuant to this Agreement.

Trade Practices Act means the Trade Practices Act 1974 (Cth) and corresponding Australian State and Territory enactments and references in this Agreement to sections of the Trade Practices Act include all corresponding provisions of any Australian State and Territory enactments.

Variation means any variation, alteration, amendment, reduction or addition to any aspect of the Services, and includes any necessarily consequential changes to the relevant Service Schedules.

1.2                               Interpretation

(a)                                  In this Agreement headings and bold type are for convenience only and do not affect the interpretation of this Agreement and unless the context otherwise requires:

(1)                                  words importing the singular include the plural and vice versa;

(2)                                  a reference to one gender includes all genders;

(3)                                  other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(4)                                  an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(5)                                  a reference to legislation includes any change to, consolidation or replacement of it, whether passed by the same or another Government Agency with legal power to do so, and any delegated legislation or proclamation issued under it;

(6)                                  a reference to a document includes all amendments or supplements to or replacements or novations of that document;

(7)                                  a reference to a party to a document includes that party’s executors, administrators, successors and permitted assigns including any person taking by novation;

(8)                                  no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Agreement or that provision;

(9)                                  if more than one person is identified as a group, that expression refers to them, and the obligations of the group under this Agreement bind them, jointly and severally;

(10)                            a covenant or agreement on the part of two or more persons binds them severally;

(11)                            “in relation to” includes arising, directly or indirectly, in whole or in part, in relation to, in relation to, in connection with, as a consequence of, or which would not have arisen but for;

(12)                            a reference to “claim” includes any claim or cause of action and whether made at law, in equity or under statute; and

(13)                            a reference to a body other than a party to this Agreement (including an institute, association or authority) whether statutory or not which ceases to exist or whose powers or functions are transferred to another body, is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(b)                                In this Agreement, unless otherwise expressly stated, “including” means “including but not limited to” and “include” and “includes” have corresponding meanings.

(c)                                 Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.3                               Precedence of documents

Subject to any express provision to the contrary in this Agreement (excluding the Service Schedules), to the extent of any inconsistency between the provisions of this Agreement (excluding the Service Schedules) and the Service Schedules, the provisions of this Agreement (excluding the Service Schedules) will prevail to the extent of the inconsistency.

1.4                               Beneficial interest

(a)                                  CSR and RGL acknowledge and agree that:

(1)                                  CSR enters into and obtains the benefit of this Agreement on behalf of itself and as trustee for each CSR Group Member;

(2)                                  where this Agreement obliges or purports to oblige any CSR Group Member to act or to refrain from acting or otherwise specifies or purports to specify the rights and obligations of any CSR Group Member, CSR will procure that the CSR Group Member acts or refrains from acting in accordance with this Agreement and otherwise complies with its rights and obligations under this Agreement;

(3)                                  any CSR Group Member may enforce any promise, right (including right of indemnification), representation, warranty and release that is given to or made in favour of or for the benefit of, a CSR Group Member or may require CSR to enforce the same on behalf of a CSR

Group Member;

(4)                                  RGL enters into and obtains the benefit of this Agreement on behalf of itself and as trustee for each RGL Group Member;

(5)                                  where this Agreement obliges or purports to oblige any RGL Group Member to act or to refrain from acting or otherwise specifies or purports to specify the rights and obligations of any RGL Group Member, RGL will procure that the RGL Group Member acts or refrains from acting in accordance with this agreement and otherwise complies with its rights and obligations under this Agreement; and

(6)                                  any RGL Group Member may enforce any promise, right (including right of indemnification), representation, warranty and release that is given to or made in favour of or for the benefit of, a RGL Group Member or may require RGL to enforce the same on behalf of a RGL Group Member.

2                                         Term

(a)                                  This Agreement commences on the Commencement Date and expires when no Supplier is any longer obliged to provide, or to procure the supply of, any Services pursuant to this Agreement, unless terminated earlier in accordance with this Agreement.

(b)                                 If a Service Schedule specifies an Extension Period, the relevant Recipient may by written notice to the relevant Supplier not less than 30 Days before the expiry of the Initial Period specified in the Service Schedule, require that the term of that Service Schedule be extended by the Extension Period. Following receipt of such notice, the Supplier must continue to supply, or procure the supply of, the Service the subject of the notice during the Extension Period in accordance with this Agreement.

3                                         Provision of Services

(a)                                  With effect from the Commencement Date, each Supplier will supply, or procure the supply of, the Services for the Initial Period (and for the Extension Period if applicable pursuant to clause 2(b)) to the relevant Recipient in accordance with this Agreement and each Service’s specific Service Schedule.

(b)                                 Subject to clauses 5.4 and 7, a Supplier will to the extent reasonably possible supply, or procure the supply of, the Services in the same manner and on the same basis as those Services were supplied to the Recipient immediately prior to the Commencement Date except as expressly stated in a Service Schedule.

(c)                                  Notwithstanding clause 3(a) and (b), a Supplier is not obliged to supply or procure the supply of particular Services to Recipients to the extent that:

(1)                                  a Third Party Consent is required for the lawful supply of those Services and such Third Party Consent has not been obtained or is withdrawn; or

(2)                                  any Third Party, which provides the Services, ceases to provide those Services for any reason outside the reasonable control of CSR .

(d)                                 The Supplier and Recipient of a Service must each use their reasonable endeavours to obtain, and prevent the withdrawal of, any Third Party Consent provided that the Supplier is not obliged to incur any significant expenses or make any payment for a Third Party Consent

(1)                                  except to the extent that the Supplier would have been required, by the terms of any agreement with the Third Party, to do so to enable the continued provision of the Service if the Demerger had not occurred or

(2)                                  the Recipient offers to reimburse those expenses or make that payment.

4                                         RGL Group’s and CSR Group’s obligations

4.1                               RGL Group’s responsibilities

(a)                                  RGL must provide, or procure that the relevant RGL Group Member provides, all reasonable assistance and do all things reasonably requested by a Party to allow the Party to fulfil its obligations under this Agreement including giving a CSR Group Member reasonable access to premises and equipment of RGL Group Members and making available, as reasonably requested by the Party, necessary information and personnel.

(b)                                 RGL must ensure that each RGL Group Member:

(1)                                  complies with its responsibilities set out in the Service Schedules; and

(2)                                  complies with the reasonable guidelines and instructions issued by the CSR Group Member from time to time with respect to any relevant Service supplied by that CSR Group Member.

(c)                                  A CSR Group Member will not be liable for any failure to fulfil an obligation under this Agreement where the CSR Group Member is delayed in, or prevented from, fulfilling that obligation as a result of any act or omission of a RGL Group Member or any of its sub-contractors, agents or employees.

4.2                               CSR Group’s responsibilities

(a)                                  CSR must provide, or procure that the relevant CSR Group Member provides, all reasonable assistance and do all things reasonably requested by a Party to allow the Party to fulfil its obligations under this Agreement including giving a RGL Group Member reasonable access to premises and equipment of CSR Group Members and making available, as reasonably requested by the Party, necessary information and personnel.

(b)                                 CSR must ensure that each CSR Group Member

(1)                                  complies with its responsibilities set out in the Service Schedules; and

(2)                                  complies with the reasonable guidelines and instructions issued by the CSR Group Member from time to time with respect to any relevant Service supplied by that RGL Group Member.

(c)                                  A RGL Group Member will not be liable for any failure to fulfil an obligation under this Agreement where the RGL Group Member is delayed in, or prevented from, fulfilling that obligation as a result of any act or omission of a CSR Group Member or any of its sub-contractors, agents or employees.

5                                         Variation of and additional Services

5.1                               Additional Services

The Parties may agree on additional services to be provided pursuant to this Agreement by entering into a Service Schedule for such services substantially in the form of the template in Schedule 1, which Service Schedule once completed will be annexed as part of Schedule 2.

5.2                               Variation request

Any Party may request a Variation to the Services.

5.3                               No obligation to vary

(a)                                  A Party will use reasonable endeavours to accommodate any request for a Variation or a request for additional Services.

(b)                                 Subject to clause 5.4, no Variation or new Service Schedule will take effect unless approved in writing by both Parties.

5.4                               Variations to IT infrastructure and Service delivery

If:

(a)                                  a CSR Group Member wishes to change the information technology infrastructure of CSR to which the RGL Group has access under this Agreement or which is necessary for the delivery of a Service; or

(b)                                 a Supplier wishes to change the method of delivery, volume, performance level or amount of resources involved in the provision of a Service,

in a manner which may have a material adverse impact on the Recipient’s business, then:

(c)                                  the relevant Supplier must notify the relevant Recipient;

(d)                                 the relevant Parties must consult and negotiate in good faith regarding the Variation;

(e)                                  the Supplier must not implement the Variation without the written approval of the Recipient which approval must not be unreasonably withheld or delayed.

6                                         [This part has been deleted]

7                                         Sub-contracting

(a)                                  A Party may subcontract the provision of any of the Services provided that there are no material adverse effects on the cost or quality of those Services. Any such sub-contracting does not limit a Party’s obligations under this Agreement.

(b)                                 A Supplier providing a Service may at any time, in its discretion, replace one Third Party service provider in respect of that Service for another provided that there are no material adverse effects on the cost or quality of that Service.

8                                         Payment

8.1                               Charges

Unless otherwise agreed by the relevant Supplier and Recipient:

(a)                                  The Charges for each Service shall be not exceed cost and are set out in the Service Schedule applicable to that Service.

(b)                                 The relevant Recipient must pay to the Supplier the Charges for Services provided to the Recipient.

(c)                                  If the relevant Recipient fails to pay an undisputed Charge under this Agreement, then without limiting the Supplier’s rights under clause 14.5(b), interest will accrue on the unpaid amount at a rate 1% above the Westpac Banking Corporation’s prime rate from the due date for payment to the date of actual payment.

8.2                              Invoicing and payment

Unless otherwise specified in a Service Schedule:

(a)                                  the Supplier will invoice the relevant Recipient monthly in arrears in respect of the Services provided to that Party. Each invoice must be a valid tax invoice, be sent to the relevant Recipient’s Contract Manager, quote the applicable purchase order number and detail the Charges payable under this clause 8, providing where necessary reasonable details of, and substantiating evidence supporting, the Charges detailed in the invoice; and

(b)                                 the relevant Recipient must pay each invoice within 30 days after the date of the invoice in accordance with any directions contained in the invoice .

8.3                               Adjustment to Charges

Unless otherwise specified in a Service Schedule:

(a)                                  if the costs incurred by a Supplier in providing or procuring the provision of the supply of a Service:

(1)                                  materially increase as a result of a Third Party service provider increasing the fees it charges the Supplier other than as a result of an act or omission of the Supplier (excluding any act or omission of the Supplier required by or resulting from the Demerger), then the Supplier may pass on the increased Charges for that Service to the relevant Recipient in a proportionate amount; or

(2)                                  materially decrease as a result of a Third Party service provider decreasing the fees it charges the Supplier, then the Supplier must pass on the decreased Charges for that Service to the relevant Recipient in a proportionate amount.

8.4                               Disputed Charges

(a)                                  A Party may withhold payment of any Charge which is invoiced to it and which it disputes in good faith. However, the failure by a Party to withhold such payment does not prejudice the right of the Party to dispute the Charge.

(b)                                 A Party, which is disputing a Charge, must continue to pay other Charges, which are not in dispute in accordance with this Agreement.

(c)                                  The relevant Parties must seek to resolve any dispute in relation to a Charge in accordance with clause 9.

(d)                                 Where a Party withholds any disputed Charge, that Party will pay to the invoicing Party interest on the amount withheld at 1% above the Westpac Banking Corporation prime rate from the due date for payment to the date of actual payment to the extent that such disputed Charge is ultimately determined to be payable.

(e)                                  Where a Party does not withhold payment of a disputed Charge and it is ultimately determined that the disputed Charge which has been paid was not payable in full, the invoicing Party will pay to the Party, that disputed the Charge, interest on the amount determined to be payable at 1% above the Westpac Banking Corporation prime rate for the period from the date that payment was made until the date that the overpayment is refunded.

9                                         Dispute Resolution

The Parties agree to use reasonable endeavours, acting in good faith, to settle disputes arising between them in connection with this Agreement.

10                                  Confidentiality and disclosure of information

10.1                        Confidentiality

Each Party must:

(a)                                  keep all Confidential Information of any other Party provided to it by that Party or otherwise obtained by it pursuant to this Agreement in strict confidence;

(b)                                 keep all Confidential Information of any other Party provided to it by that Party or otherwise obtained by it pursuant to this Agreement secure and protected from any use, disclosure or access which is inconsistent with this Agreement;

(c)                                  not make use of the Confidential Information of any other Party provided to it by that Party or otherwise obtained by it pursuant to this Agreement to the commercial, financial or competitive disadvantage of the other Party; and

(d)                                 not disclose, or permit the disclosure of, Confidential Information of any other Party provided to it by that Party or otherwise obtained by it pursuant to this Agreement either during or after the Term, without the other Party’s prior written approval which will not be unreasonably withheld or delayed.

10.2                        Permitted disclosure

Notwithstanding clause 10.1, a Party may disclose Confidential Information of any other Party provided to it by that Party or otherwise obtained by it pursuant to this Agreement:

(a)                                  to its officers, employees, agents, auditors, professional advisors, sub-contractors, Related Bodies Corporate and to Third Party service providers who have a specific need to have access to the Confidential Information for the purposes of this Agreement including the enforcement of this Agreement;

(b)                                 if required to by:

(1)                                  law;

(2)                                  a Government Agency; or

(3)                                  the rules of a stock exchange on which that Party or a Related Body Corporate of that Party is listed,

provided that where reasonably practicable, prior to any such disclosure the Party proposing to disclose provides to the Party whose Confidential Information is to be disclosed a copy of the proposed disclosure and those Parties consult with each other as to the reasonable scope of the disclosure. Any disclosure must be of only the minimum information required to comply with the law or the rules of the applicable stock exchange (as applicable); or

(c)                                  if required to disclose the information in connection with legal proceedings relating to this Agreement,

provided that prior to any disclosure reasonable steps are taken to inform the recipient of the Confidential Information in writing of the confidential nature of the information and the terms of this clause and otherwise to ensure that the confidentiality of the Confidential Information is maintained.

10.3                        Third party disclosure

A Party disclosing information under clause 10.2(a) must ensure that persons to whom Confidential Information is disclosed do not use, provide or disclose the Confidential Information except in accordance with this Agreement.

10.4                        Return or destruction of Confidential Information

(a)                                  A Party must immediately on request by an other Party (at that Party’s option) either:

(1)                                  return all copies and extracts of the Confidential Information of that Party provided to it by that Party or otherwise obtained by it pursuant to this Agreement and all summaries, reports and notes made that relate to, use or are wholly or partly derived from that Confidential Information (whether on paper, in an electronic information storage and retrieval system, in any other storage and retrieval system, or in any other storage medium); or

(2)                                  certify by a statutory declaration made by a senior executive or a director of the Party that the items referred to in clause 10.4(a)(1) have been destroyed or erased.

(b)                                 The return of any of the Confidential Information, or the return, destruction or erasure of the items referred to in clause 10.4(a)(1), does not relieve the Party that received or otherwise obtained such Confidential Information from any of its obligations under this Agreement.

10.5                        No obligation to provide Confidential Information

Nothing in this clause 10 obliges a Party to provide any of its Confidential Information to any other Party.

10.6                        Privacy

The Parties will each comply with all applicable Privacy Laws when handling Personal Information in connection with this Agreement.

10.7                        Survival of clause

Clause 10 will survive the termination of this Agreement.

11                                  No warranties

Except as expressly stated in this Agreement and to the extent permitted by law, all express or implied conditions, warranties or undertakings, whether oral or in writing, in law or in fact, including warranties as to satisfactory quality and fitness for a particular purpose, in relation to the provision of the Services or the Services themselves are excluded.

12                                  Limitation of liability

12.1                        Limitation of liability

(a)                                  A Party is not liable for any loss or damage suffered by another Party in connection with this Agreement other than loss or damage as a result of the fraud or wilful breach of this Agreement by that first Party, its employees or agents (each a Gross Default).

(b)                                 A Party is not liable for any indirect or consequential loss or damage however caused (except as a result of that Party’s Gross Default or ) suffered by another Party in connection with this Agreement.

(c)                                  A Party is not liable for any:

(1)                                  loss of revenues;

(2)                                  loss of reputation;

(3)                                  loss of profits;

(4)                                  lost opportunities, including opportunities to enter into or complete arrangements with third parties; or

(5)                                  loss or damage in connection with claims against another Party by third parties,

however caused (except as a result of the first Party’s Gross Default), suffered by another Party in connection with this Agreement.

(d)                                 Any liability of a Party for loss or damage, however caused (including, as a result of that Party’s Gross Default), suffered by another Party in connection with this Agreement is reduced to the extent that that other

Party or its employees or agents contribute to the loss or damage.

12.2                        Trade Practices Act

(a)                                  Subject to clause 12.2(b), if the Trade Practices Act implies a condition or warranty into this Agreement in respect of goods or services supplied, and a Supplier’s liability for breach of that condition or warranty may not be excluded but may be limited, clause 12.1(a) does not apply to that liability and instead the Supplier’s liability for any breach of that condition or warranty is limited to:

(1)                                  in the case of a supply of goods, the Supplier doing any one or more of the following (at its election):

(A)                              replacing the goods or supplying equivalent goods;

(B)                                repairing the goods;

(C)                                paying the cost of replacing the goods or of acquiring equivalent goods;

(D)                               paying the cost of having the goods repaired; or

(2)                                  in the case of a supply of services, the Supplier doing either or both of the following (at its election):

(A)                              supplying the services again; and

(B)                                paying the cost of having the services supplied again.

(b)                                 Nothing in this Agreement is intended to exclude, restrict or modify rights which any Party may have under the Trade Practices Act which may not be excluded, restricted or modified by agreement.

12.3                        Right of recovery against a third party

(a)                                  Where:

(1)                                  any Recipient suffers a failure, defect, omission, delay or default in the supply of Services to it;

(2)                                  that Service is sourced from a Third Party service provider; and

(3)                                  the failure, defect, omission, delay or default is directly or indirectly related to an act or omission of the Third Party service provider (“defaulting Third Party service provider”), the Recipient can require the relevant Supplier (at the Recipient’s expense) to exercise any right of recovery that the Supplier may have against the defaulting Third Party service provider to have the defaulting Third Party service provider remedy the failure, defect, omission, delay or default.

(b)                                 Where a Supplier has a right of recovery against a defaulting Third Party service provider:

(1)                                  where required by the relevant Recipient under clause 12.3(a), the Supplier must, make and use its reasonable endeavours to pursue, such claim;

and

(2)                                  the relevant Recipient must use its reasonable endeavours to assist the Supplier in making and pursuing such claim, including by procuring that the Supplier’s representatives are given reasonable access to the Recipient’s representatives and by procuring that such persons:

(A)                              attend interviews at the premises of the relevant Recipient;

(B)                                give evidence in Court at the request of the Supplier; and

(C)                                provide all other reasonable assistance in relation to the claim,

provided that the Supplier must take reasonable steps to minimise any disruption caused to the Recipient’s businesses and representatives.

(c)                                  A Supplier will not be liable to make a payment to Recipient in relation to a liability of that Recipient in relation to which Supplier has a right of recovery against a defaulting Third Party service provider (other than in respect of any amount that those Parties acting reasonably agree is attributable to the Supplier’s Gross Default) unless and until the Supplier, acting reasonably, has made a claim against the defaulting Third Party service provider and has used its reasonable endeavours to pursue that claim and the claim has been finalised.

(d)                                 Where a Supplier has a right of recovery (whether in whole or in part) against a defaulting Third Party service provider in respect of any loss or damage suffered by any Recipient, the Supplier’s liability to any Recipient will be the amount actually recovered by the CSR Group Member from the defaulting Third Party service provider less the Supplier’s reasonable costs (including legal costs on a full indemnity basis) of making and pursuing the claim against the defaulting Third Party service provider.

12.4                        Force Majeure

(a)                                  Where a Force Majeure Event prevents or delays a Party from performing an obligation under this Agreement, that obligation is suspended as long as the Force Majeure Event continues provided such Party continues to use commercially reasonable efforts to recommence performance or observance of its obligation and keeps the other Party informed of the status of the Force Majeure Event and the Party’s efforts to resolve it.

(b)                                 The Party seeking to rely upon a Force Majeure Event pursuant to clause 12.4(a), must, as soon as possible after that event occurs, notify the other Party of full details of:

(1)                                  the event;

(2)                                  the effect of the event on performance of the affected Party’s obligations;

(3)                                  the anticipated period during which the affected obligation will not be performed; and

(4)                                  the action (if any) the affected Party intends to take to mitigate or remove the effect and delay.

(c)                                  If the Force Majeure Event continues or is reasonably likely to continue for more than 90 days and the affected Parties have during that period been unable to agree upon a course of action to work around the Force Majeure Event, then any affected Party may by written notice to the other Party, terminate the affected Service or Service Schedules (as is applicable).

12.5                        Insurance

(a)                                  The CSR Group and the RGL Group must each maintain for the Term and for 12 months after the Term valid and enforceable insurance policies relating to:

(1)                                  liability with coverage of at least $20 million;

(2)                                  professional indemnity with coverage of at least $5 million;

(3)                                  property damage with coverage of at least $5 million; and

relevant to the performance of the Services and extending to any CSR Group Member’s negligence.

(b)                                 CSR Group Members must comply with their legal obligations in relation to workers compensation.

13                                  Copyright and CSR Trade Mark Licence

13.1                        Copyright Licences

(a)                                  In consideration of the RGL Group Members agreeing to grant the licence to the CSR Group Members in clause 13.1(b), on and from the Commencement Date, the CSR Group Members grant each RGL Group Member an irrevocable, perpetual, royalty-free and other consideration-free, non-exclusive, non-transferable licence to exercise all copyright rights in all works and other subject matter (other than software) in which copyright subsists immediately prior to the Commencement Date which relates to or is required by that party for the operation of its business, to the extent that CSR or a CSR Group Member is entitled to grant such rights, whether as owner of such rights or as licensee of such rights, for the period it is entitled to grant such rights.

(b)                                 In consideration of the CSR Group Members agreeing to grant the licence to the RGL Group Members in clause 13.1(a), on and from the Commencement Date the RGL Group members grant each CSR Group Member an irrevocable, perpetual, royalty-free and other consideration-free, non-exclusive, non-transferrable licence to exercise all copyright rights in all works and other subject matter (other than software) in which copyright subsists immediately prior to the Commencement Date which relates to or is required by that party for the operation of its business, to the extent that a RGL Group Member is entitled to grant such rights, whether as owner of such rights or as licensee of such rights, for the period it is entitled to grant such rights.

(c)                                  The licences granted in this clause 13 shall continue notwithstanding expiration or termination of this Agreement.

13.2                        Trade Mark Licences

(a)                                  Subject to clause 13.2(b), for 12 months from 28 March 2003 (Transition Period) CSR grants each RGL Group Member a non-exclusive, non-transferable, royalty-free and other consideration-free licence to use the CSR Trade Mark as a trade mark in the operations of the RGL Group as part of signage in relation to goods and services (including on vehicles and at sites) in the manner and form that the CSR Trade Mark is used by those parties as at 28 March 2003 (Permitted Use).

(b)                                 RGL agrees that:

(1)                                  it will only use, and will ensure that each RGL Group Member will only use the CSR Trade Mark for the Permitted Use;

(2)                                  it will actively take steps, and ensure that each RGL Group Member will actively take steps, to cease the Permitted Use on or before the expiration of the Transition Period;

(3)                                  pending cessation of the Permitted Use, it will and will ensure that each RGL Group Member will, only use the CSR Trade Mark for signage in relation to goods or services of a standard and quality equal to the standard and quality of goods or services in respect of which the CSR Trade Mark was used as at the Commencement Date;

(4)                                  upon expiration of the Transition Period it will not use, and will ensure that each RGL Group Member will not use any trade mark substantially identical with, deceptively similar to or likely to be mistaken for or confused with the CSR Trade Mark;

(5)                                  all benefits arising from use of the CSR Trade Mark in accordance with this Agreement, including goodwill arising from such use, will vest in CSR; and

(6)                                  it will not, and will ensure that each RGL Group Member will not, exercise any of the rights granted to an authorised user under section 26 of the Trade Marks Act (Cth) 1995 or any other comparable rights under any other legislation, in respect of the CSR Trade Mark.

(c)                                  The licence granted in this clause 13.2 shall continue during the Transition Period notwithstanding termination of this Agreement during the Transition Period.

14                                  Assistance on cessation

14.1                        Principles of cessation

The following principles will apply to any cessation of the provision of a Service:

(a)                                  The Supplier will provide to the relevant Recipient all reasonable assistance and information, and will co-operate with the relevant Recipient, to ensure that the cessation of the provision of any Services will be conducted in as efficient, fair and reasonable manner as reasonably possible; and

(b)                                 the relevant Recipient will pay the reasonable costs of the Supplier incurred under clause 14.1(a).

14.2                        Grant of licence

For the purposes of a Recipient using third party applications and systems used in providing a Service after cessation of the provision of that Service, the Supplier of that Service grants, an irrevocable, perpetual, royalty-free and other consideration-free, non-exclusive, and unless otherwise expressly stated herein, transferable licence, to use, and unless otherwise expressly stated herein, the right to sub-licence, Intellectual Property in any modifications, configurations and customisations made to such applications and systems to the extent that the Supplier is entitled to grant such rights, whether as owner of such rights or as licensee of such rights.

15                                  Termination

15.1                        Termination Events

It is a Termination Event if:

(a)                                  a Party breaches this Agreement in a material respect and does not remedy that breach or offer reasonable compensation within 15 Business Days after the Party not in default and which is adversely effected by the breach gives the Party in default written notice requiring such remediation or reasonable compensation;

(b)                                 a Party suspends payment of its debts generally, is or becomes unable to pay its debts when they are due, states that it is unable to pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act 2001;

(c)                                  a Party enters into, or resolves to enter into, any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them other than in relation to the Demerger or a solvent corporate reconstruction;

(d)                                 a receiver, receiver and manager, administrator, trustee or similar official is appointed over a substantial part of the assets or undertakings of a Party, an application or order is made for the winding up or dissolution of a Party except whilst solvent, or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a Party, except whilst solvent or for the purpose of an amalgamation or reconstruction which has the other Party’s prior consent, which consent must not be unreasonably withheld or delayed;

(e)                                  a Party takes any step to obtain protection or is granted protection from its creditors under any applicable law; or

(f)                                    a Party ceases or threatens to cease carrying on business in general.

15.2                        Effect of Termination Event

If a Termination Event occurs:

(a)                                  where a Supplier is the subject of the Termination Event in clause 15.1(a) in relation to a Service Schedule, the relevant Recipient may (without affecting the accrued rights and obligations of the Parties as at the date of termination) terminate that Service Schedule immediately by notice to that Supplier;

(b)                                 where a RGL Group Member is the subject of the Termination Event otherwise than pursuant to clauses 15.2(a) or 15.2(c), CSR may (without affecting the accrued rights and obligations of the Parties as at the date of termination) terminate this Agreement;

(c)                                  where a Recipient is the subject of the Termination Event in clause 15.1(a) in relation to a Service Schedule, the relevant Supplier may (without affecting the accrued rights and obligations of the Parties as at the date of termination) terminate that Service Schedule immediately by notice to that Recipient; and

(d)                                 where a CSR Group Member is the subject of the Termination Event otherwise than pursuant to clauses 15.2(a) or 15.2(c), RGL may (without affecting the accrued rights and obligations of the Parties as at the date of termination) terminate this Agreement.

15.3                        Termination for convenience

(a)                                  Subject to clause 15.3(b):

(1)                                  a Recipient may terminate a Service or a Service Schedule in whole or in part (unless the Service Schedule expressly provides otherwise) for convenience upon not less than 60 days (or such other period expressly provided in the Service Schedule) prior written notice to the relevant Supplier; and

(2)                                  RGL may terminate this Agreement for convenience upon not less than 6 months prior written notice to CSR.

(b)                                 Where a Supplier has sourced a Service from a Third Party service provider for a specific minimum period of time or for a specific minimum volume, the supply or facilitation of the supply of that Service cannot be terminated, reduced or lessened by the relevant Recipient for convenience under clause 15.3(a) except to the extent that such termination, reduction or lessening has no material adverse impact on the relevant Supplier (for example, because the Supplier is permitted to pass on the termination, reduction or lessening of the Service to the Third Party under the terms of the Third Party service agreement).

15.4                        Termination of a Service Schedule

Termination of Service Schedule in whole or in part will not affect the terms of the remaining Service Schedules and the Agreement and such terms will remain in full force and effect.

15.5                        Termination where scheme of arrangement or change of control

(a)                                  CSR may terminate this Agreement and all Service Schedules by giving written notice to RGL if:

(1)                                  RGL proposes a scheme of arrangement with its members; or

(2)                                  a person holds, or begins to hold, a voting interest (as defined in the Corporations Act 2001 (Cth)) of 50% or more in RGL.

(b)                                 RGL may terminate this Agreement and all Service Schedules by giving written notice to CSR if:

(1)                                  CSR proposes a scheme of arrangement with its members; or

(2)                                  a person holds, or begins to hold, a voting interest (as defined in the Corporations Act 2001 (Cth)) of 50% or more in CSR.

16                                  General

16.1                        Notices

(a)                                  Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this Agreement:

(1)                                  must be in legible writing and in English addressed as shown below:

(A)                              if to CSR or a CSR Group Member:

Address:                                               CSR Limited
Level 1, 9 Help Street,
Chatswood NSW 2067

Attention:                                         Chief Financial Officer

Facsimile:                                            +61 2 9235 8055; and

(B)                                if to RGL or a RGL Group Member:

Address:                                               Rinker Group Limited
Level 1, 9 Help Street,
Chatswood NSW 2067

Attention:                                         Company Secretary

Facsimile:                                            +61 2 9412 6666,

or as specified to the sender by any Party by notice;

(2)                                  must be signed by the sender (if a natural person) or an officer or under the common seal of the sender (if a corporation);

(3)                                  is regarded as being given by the sender and received by the addressee:

(A)                              if by delivery in person, when delivered to the addressee;

(B)                                if by post, 3 Business Days from and including the date of postage; or

(C)                                if by facsimile transmission, whether or not legibly received, when received by the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day; and

(4)                                  can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)                                 A facsimile transmission is regarded as legible unless the addressee telephones the sender within 3 hours after transmission is received or regarded as received under clause 16.1(a)(3) and informs the sender that it is not legible.

(c)                                  In this clause 16.1, a reference to an addressee includes a reference to an addressee’s officers, agents or employees or any person reasonably believed by the sender to be an officer, agent or employee of the addressee.

16.2                        Governing law and jurisdiction

(a)                                  This Agreement is governed by the laws of New South Wales,

Australia.

(b)                                 Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of New South Wales, Australia.

16.3                        Further assurances

Each Party must promptly do all things and execute and deliver all further documents necessary to give full effect to this Agreement and the Demerger, including, negotiating in good faith with respect to any matters requested by the other Party.

16.4                        Variation

A variation of any term of this Agreement must be in writing and signed by CSR and RGL or, in the case of a Service Schedule, the relevant Supplier and Recipient.

16.5                        Merger

No right or obligation of any Party will merge on completion of any transaction under this Agreement. All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document, which implements any transaction under this Agreement.

16.6                        Assignment

Rights arising out of or under this Agreement cannot be assigned, novated or otherwise transferred by a Party without the prior written consent of the other Party.

16.7                        Consents

Any consent referred to in, or required under, this Agreement from any Party may not be unreasonably withheld or delayed, unless this Agreement expressly provides for that consent to be given in that Party’s absolute discretion.

16.8                        Waivers

(a)                                  Waiver of any right arising from a breach of this Agreement or of any right, power, authority, discretion or remedy arising upon default under this deed must be in writing and signed by the Party granting the waiver.

(b)                                 A failure or delay in exercise, or partial exercise, of:

(1)                                  a right arising from a breach of this Agreement; or

(2)                                  a right, power, authority, discretion or remedy created or arising upon default under this Agreement,

does not result in a waiver of that right, power, authority,

discretion or remedy.

(c)                                  A Party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this Agreement or on a default under this Agreement as constituting a waiver of that right, power, authority, discretion or remedy.

(d)                                 A Party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party.

(e)                                  This clause may not itself be waived except by writing.

16.9                        Costs and expenses

(a)                                  Subject to clause 16.9(b), each Party must pay its own legal costs and expenses in relation to the negotiation, preparation, completion and stamping of this Agreement.

(b)                                 RGL will:

(1)                                  pay all stamp duties (apart from financial institutions duties or bank account debit taxes which will lie between the parties as they fall) and any related interest, fines and penalties in relation to this Agreement, the performance of this Agreement and each transaction effected by or made under or pursuant to this Agreement; and

(2)                                  indemnify CSR against any liability arising from failure to comply with clause 16.9(b)(1).

16.10                 No representation or reliance

(a)                                  Each Party acknowledges that no Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

(b)                                 Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other Party, except for any representation or inducement expressly set out in this Agreement.

16.11                 Entire Agreement

(a)                                  This Agreement embodies the entire agreement between the Parties in relation to its subject matter and supersedes any prior negotiation, arrangement, understanding or agreement with respect to its subject matter.

(b)                                 Any disclosure, statement, representation, term, warranty, condition, promise, undertaking or forecast (a Statement) made, given or agreed to in any prior draft of this Agreement or in any negotiation, arrangement, understanding or agreement relating to the subject matter or any term of this Agreement, has no effect except to the extent expressly set out or incorporated by reference in this Agreement.

(c)                                  Each Party releases all the other Parties from, and agrees not to make any claims against any of them or their officers, employees, agents or advisors, in respect of or arising from:

(1)                                  any Statement, made, given or agreed to in any draft of this Agreement or in the course of communication or in any prior negotiation, arrangement, understanding or agreement with respect to the subject matter of or any term of this Agreement, whether the Statement, was:

(A)                              oral or written or implied by conduct; and

(B)                                made, given or agreed to before or during the making of this Agreement:

(2)                                  any conduct in relation to any draft of this Agreement, or any negotiation, arrangement, understanding or agreement with respect to the subject matter of or any term of this Agreement, whether the conduct occurred before or during the making of this Agreement;

(3)                                  negligence; and

(4)                                  section 52 of the Trade Practices Act.

(d)                                 Nothing in clause 16.11(c) applies to any right, power or claim under or arising from the executed version of this Agreement. In entering into this Agreement no Party has relied upon anything referred to in clause 16.11(c)(1), (2) or (4).

16.12                 Cumulative rights

The rights, powers, authorities, discretions and remedies arising out of or under this Agreement are cumulative and do not exclude any other right, power, authority, discretion or remedy of a Party to it.

16.13                 Prohibition and enforceability

(a)                                  Any provision of, or the application of any provision of, this Agreement or any right, power, authority, discretion or remedy which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)                                 Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)                                  Where any clause of this Agreement is void, illegal or unenforceable, it may be severed without affecting the legality, validity and enforceability of the other provisions in this Agreement, unless this would materially change the intended effect of this Agreement.

16.14                 To the extent not excluded by law

The rights, duties and remedies granted or imposed under the provisions of this Agreement operate to the extent not excluded by law.

17                                  GST

If a goods and services tax (GST) applies to any supply made under or in connection with this Agreement:

(a)                                  the supplier may, subject to providing a valid tax invoice identifying the GST on each component of the goods and/or services and/or things supplied, adjust the amount payable for the goods and/or services and/or things to recover from the recipient an additional amount on account of GST, such amount not to exceed the amount of the supplier’s liability for GST in respect of the goods and/or services and/or things and to be recoverable from the recipient at the same time as the amount payable for the goods and/or services and/or things; and

(b)                                 if either party is entitled to be reimbursed by the other party for a cost or expense incurred in connection with this Agreement, the reimbursement payment shall exclude any GST component of the cost or expense for which an input tax credit may be claimed by the party entitled to be reimbursed.

Executed as an agreement:

Signed for CSR Limited

by its representative in the presence of:

/s/ Graham Hughes	/s/ Warren Saxelby
Witness	Representative

Graham Hughes	Warren Saxelby
Name (please print)	Name (please print)

Signed for Rinker Group Limited

by its representative in the presence of:

/s/ Graham Hughes	/s/ Thomas Gene Burmeister
Witness	Representative

Graham Hughes	Thomas Gene Burmeister
Name (please print)	Name (please print)

Schedule 1 – Agreed Service Schedule

The following service schedules detail the agreements between CSR and RGL in place at 31 March 2003.

1                                         CSR BSC: Processing of AP invoices for RGL

Service to be provided

Data Capture for Accounts Payable Invoices

The Service involves the receipt and subsequent processing of accounts payable invoices for RMG. Specifically this will involve on a daily basis:

•                  Opening of mail received at RGL’s post office box or sent to CSR by RGL

•                  Sorting all invoices into appropriate IXOS queue

•                  Imaging all invoices to appropriate IXOS queue

•                  Data entry of all invoices to Purchase Orders (MRHR) on RGL’s SAP system PR2

•                  Data entry of all invoices to Non Purchase Order & Service Register (F-43)

•                  All invoices received at CSR will be entered to RGL’s system within 24 hours of receipt, provided that system is available uninterrupted to CSR for data entry purposes.

Return to Suppliers of all invoices not quoting a valid Purchase Order number.

CSR and RGL will agree a number of KPI’s that CSR will measure and report upon to RGL monthly.

Term

Initial Period 01/04/03 – 30/09/03

Extension Period 01/10/03 -31/03/04 (on month by month basis)

Charges

Fees will be calculated on the following basis:

•                  $0.97 per invoice based on SAP transactional counts (FB03) for imaging & data entry

•                  $0.50 per invoices returned to suppliers

RGL Resources

RGL will provide one person (Marie Molineaux) at CSR’s premises to assist with opening mail, sorting and scanning invoices, dealing with “no P.O.” invoices, arranging archiving of paper invoices, and measuring and reporting agreed KPI’s. CSR will manager these activities and in addition CSR will provide software and hardware to facilitate scanning, deliver the scanned images to a server nominated by RGL, and data enter the scanned invoices to RGL’s system.  CSR may sub-contract parts of this activity to an external service provider. CSR will measure and report agreed KPI’s.

Reviews/Meetings

Formal quarterly meetings will be held between contract managers nominated below where KPI’s will be presented and reviewed.

Contract Managers

Kathleen Farley will manage the data capture service provided by CSR. Sandra Springolo (RGL BSC) will be responsible for ordering and reviewing service delivery on behalf of RGL.

2                                        CSR BSC: Gateway Transmissions to Westpac

Service to be provided

Biztalk/Gateway Transmissions to Westpac

The service is for provision of software, hardware & technical support for the transmission & completion of payment file transfers from RGL to Westpac Banking Corporation on a daily basis

Term

Initial Period 01/04/03 – 30/06/03

Extension Period 01/07/03 -31/03/04 (on month by month basis)

Charges

Fees will be calculated on the following basis:

•                  $2000 per month

Reviews/Meetings

Formal Quarterly meetings will be held between contract managers nominated below where KPI’s on service will be reviewed.

Contract Managers

John Cameron will manage the data capture service provided by CSR. Sandra Springolo (RGL BSC) will be responsible for ordering & reviewing Service delivery on behalf of RGL.

3                                        CSR BSC: Leaseplan administration

Service to be provided

•                  Loading of monthly Operating and Pass-On invoices to the RGL SAP system for payment to Leaseplan

•                  Loading of monthly Actual Operating and Pass-On costs to SAP cost centres in the RGL general ledger

•                  On-going reconciliation of actual Operating costs to paid invoices

•                  Settlement with Leaseplan on over/under-payment of Operating costs

•                  Monthly loading of CSR Treasury charges to RGL for vehicle leasing and vehicle terminations

Term

Initial Period: 01/04/03 – 30/06/03

Extension Period: 01/07/03 – 30/09/03

Charges

An invoice for the service will be raised on a monthly basis quoting the relevant RGL Purchase Order number. The monthly fee will be $1500.  Payment will be effected 30 days from the end of the month of invoice.

Reviews/Meetings

Meetings between the CSR and RGL representatives will be arranged as required.

Contract Managers

Phil Carter will manage the service provided by CSR.  Bill Langford will be responsible for RGL.

4                                        CSR HR: BSC CHRIS system

Service to be provided

CHRIS HR / Payroll System

The Service provides the software support required for Readymix to continue using CHRIS – CSR’s HR / Payroll System. The service includes :

•                  Maintenance and routine development of the CHRIS software.

•                  Maintenance of CHRIS system security.

•                  Help Desk user support during business hours (Sydney time).

•                  Electronic data reporting to state WorkCover authorities.

•                  Major system development work (including any dataloads to a successor system) are excluded. These may be negotiated with payment of an additional fee.

Term

Initial Period 01/04/03 – 31/03/04

First Extension Period 01/04/04 -30/09/04

Second Extension Period 01/10/04 – 31/03/05

Charges

Fees will be calculated on the following basis:

•                  $11.00 per annum per monthly paid employee (payroll charge)

•                  $22.00 per annum per fortnightly paid employee (payroll charge)

•                  $33.00 per annum per weekly paid employee (payroll charge)

•                  $25.00 per annum per staff employee (HR charge)

•                  $6.25   per annum per wages employee (HR charge)

•                  $20.00 per annum per WebChris user account

Should the contract be extended into the second year, fees will be adjusted in line with any change to the costs of providing the service.

Reviews/Meetings

Formal quarterly meetings will be held between contract managers nominated below.

Contract Managers

Peter Moss / Jon Hanlon will manage the CHRIS service provided by CSR. Brad Tallon / Steve Williams will be responsible for ordering and reviewing service delivery on behalf of RGL.

5                                        CSR HR: Transitional support services

Service to be provided

HR Support Services

The following services are required by RGL for transitional assistance and advice:

•                  Salary Review process Management

•                  STI Scheme Management

•                  Statutory Reporting

•                  Expatriate and Secondee Administration

Term

Initial Period: 01/04/03 - 30/09/03

Extension Period:  01/10/03 - 31/03/04

Charges

Fees will be calculated at an hourly rate of $ 110.00 for advice and assistance provided by CSR HR.

Contract Managers

Peter Moss and Margaret Larkin will provide this CSR Service.  Damir Kucan with Debra Jackson will be responsible for RGL.

6                                        CSR HR: Share and Option Plans

Service to be provided

Share and Option Plans

The Service involves the administration of the Universal Share Option Plan (USOP), the Transitional Share Plan (TSP), the Executive Share Option Plan (ESOP), the Employee Share Acquisition Plan (ESAP) and the Cash Award Share Plan (CASP) for Australian based RGL employees. Specifically this will involve:

•                  Maintaining records of shares and options on the CHRIS data base.

•                  Communications to share and option holders when necessary.

•                  Disposal and transfer of shares/options.

•                  Complying with legislative requirements.

•                  Dividend distributions.

•                  Liaising with Share Registry.

•                  Responding to general enquiries.

•                  Excluded is any share / option plan administration for USA employees.

Training in processes:

•                  CSR will manage the transitional process in order to fully train the RGL representative in all aspects of share and option plan management.

Term

Initial Period 01/04/03 – 31/03/04

First Extension Period 01/04/04 -30/09/04

Second Extension Period 01/10/04 – 30/09/05

Charges

Fees will be calculated on the following basis:

$ 5,500.00 per month

Should the contract be extended into the second year, fees will be adjusted in line with any change to the costs of providing the service.

Reviews/Meetings

Formal quarterly meetings will be held between contract managers nominated below.

Contract Managers

Margaret Larkin will manage the service provided by CSR. Brad Tallon / Steve Williams will be responsible for RGL.

7                                        CSR HR: Vehicle Administration

Service to be provided

Vehicle administration – RMH owned and Novated

•                  New vehicles – prompt drivers to change over in line with company policy; check and process orders

•                  Novated – assist senior managers with documentation; liaise with LeasePlan throughout ordering process; record vehicle charge on payroll; confirm revised remuneration package to employee.

•                  Process sales to employees and sale of surplus vehicles

•                  Vehicle transfers – prompt managers following driver termination/transfer; record transfers and FBT declarations

•                  Process infringements and manage those that go to court

•                  Process authorities for accident damage >$3,000 for company or third party vehicles.  Provide managers with accident details for all accidents.

•                  Provide external partners - LeasePlan and Asset Capital - with changes to cost centres and drivers.

•                  Review and up-date CHRIS system with all vehicle records to ensure FBT can be accurately and appropriately calculated a) on a routine basis for display on payslips and b) at FBT year-end.

•                  Ensure proceeds received from LeasePlan for all company owned vehicles sold by them.

•                  Maintain Vehicle Management website.

•                  Annual – administer re-registrations (common expiry) at 1st April; administer insurance premium changes for novated leases at 1st January; reconcile actual–vs- budget FBT for novated lease 2nd vehicles and up-date payroll.

Training in processes:

•                  Jane Thomas will manage the transitional process in order to fully train Mary Ellen Durrance in all aspects of vehicle management.

Term

Initial Period 01/04/03 – 30/6/03

Extension Period 01/7/03 -30/09/03

Charges

Fees will be calculated on the following basis:

$7,500 per month

RGL Resources

RGL will provide staff (Mary Ellen Durrance) at CSR’s premises to carry out the administrative aspects of the activities described in 1 above during the transition process.

Contract Managers

Jane Thomas (CSR) will manage the transitional process. (RGL) will manage the process post transition that will include all aspects of vehicle management.

Trevor Schmitt / Bruce Davis will be responsible for managing the relationship with the vehicle provider.

Brad Tallon / Steve Williams will be responsible for the transactional work carried out by Mary Ellen Durrance.

8                                        CSR HR: CHRIS system – Workers’ Compensation

Service to be provided

CHRIS Workers’ Compensation System

The Service provides the software support required for Readymix to continue using the CHRIS System Workers’ Compensation Module. The service includes :

•                  Maintenance and routine development of the CHRIS software.

•                  Maintenance of CHRIS system security.

•                  Help Desk user support during business hours (Sydney time).

•                  Electronic data reporting to state Workcover authorities.

•                  Major system development work (including any dataloads to a successor system) are excluded. These may be negotiated with payment of an additional fee.

Term

Initial Period 01/04/03 – 31/03/04

First Extension Period 01/04/04 -30/09/04

Second Extension Period 01/10/04 – 31/03/05

Charges

Fees will be calculated on the following basis:

$ 6,500.00 per month.

Should the contract be extended into the second year, fees will be adjusted in line with any change to the costs of providing the service.

Reviews/Meetings

Formal quarterly meetings will be held between contract managers nominated below.

Contract Managers

Peter Moss / Jon Hanlon will manage the CHRIS Workers’ Compensation service provided by CSR. Fleur Dooley / Helen Jones will be responsible for ordering and reviewing service delivery on behalf of RGL.

9                                        CSR Workers Compensation: administration assistance Yarraville.

Service to be provided

The RGL southern regional office will be hiring an administration assistant in either March or April 2003, depending on availability.  RGL will require the following transitional services from the CSR administration assistant at Yarraville (Sandra Cook):

•                  Provide full claims administration services until RGL assistant is available;

•                  Provide assistance with training and handover of tasks to the new RGL administration assistant.

Term

Initial Period: 01/04/03 - 30/06/03

Extension Period:  01/07/03 - 30/09/03

Charges

Fees will be calculated on the following basis:

$28.00 per hour until the RGL administration assistant is hired and trained

RGL resources

RGL will be responsible for ensuring the RGL administration assistant will be located at the CSR’s premises during the transition period.

Contract Managers

Debbie Schroeder will provide this CSR Service.  Helen Jones will be responsible for RGL.

10                                 CSR Workers Compensation:  Claims Advisor Queensland

Service to be provided

CSR will continue to employ Len Clapshaw in the capacity of Claims Advisor in Queensland.

Len will be seconded to RGL and located at RGL offices at Milton on an ongoing full time basis to provide claims management services

Term

Initial Period: 01/04/03 – ongoing

Charges

Fees will be calculated on the following basis:

•                  RGL will reimburse CSR for Len’s salary and on-costs on a monthly basis;

•                  In the event that the Claims Advisor position becomes redundant, RGL will be responsible for the cost of retrenchment.

Review meetings

Quarterly review meetings will be held between contract Managers as below.

Contract Managers

Debbie Schroeder will provide this CSR Service.  Helen Jones will be responsible for RGL.

11                                  CSR Procurement: Telstra Contract Negotiations

Service to be provided

Telstra Demerger Contract Negotiations and Contract Drafting

The objective of the service is to provide RGL with a commercially acceptable ‘Whole of Business Agreement’ with Telstra. The Agreement will reflect the existing CSR Ltd agreement with Telstra and will only be modified to allow for the demerged entities to participate, unless otherwise agreed. The services to be provided by CSR are:

•                  Provide commercial negotiation leadership.

•                  Facilitate all contract meetings with Telstra.

•                  Represent RGL in contract meetings with Telstra when a RGL representative can not attend.

•                  Draft the Agreement and present to RGL management and Legal team in a commercially acceptable form.

•                  Work in conjunction with CSR BIS group and RGL IT department to effect the outcome.

Term

Initial Period 01/04/03 – 30/6/03

Extension Period 01/7/03 -30/08/03

Charges

Fees will be calculated on the following basis:

•                  $100 per hour

RGL Resources

RGL will provide access to personnel with authority to commit RGL contractually.

Reviews/Meetings

Meetings will be held between contract managers when required.

Contract Managers

Penny Harte (CSR) will manage the transitional process in conjunction with Bruce

Davis (RGL).

12                                 CSR FRG: Transitional accounting and reporting assistance

Service to be provided

The following services are required by RGL for accounting and reporting assistance and incorporate training in processes to the appropriate RGL staff:

1.               Produce Yem03 RGL statutory Australian accounts

2.               Produce Yem03 RGL 20F

3.               Attendance and participation at Yem03 BAC

4.               Assistance with establishing GRS on Rinker computer systems

5.               Produce Yem03 BAC papers

6.               Provide requested historical files (hardcopy and softcopy)

7.               Accounting standards and international harmonization assistance.

8.               Provide assistance with Half Year End September 2003 Accounts including group consolidation, eliminations, etc and participation at BAC

9.               Provide assistance to establish accounting manual and subsidiary details for RGL, currently maintained by CSR in Lotus Notes

10.         Provide ongoing support to Tianjin re old chart of accounts

11.         Assistance with RGL Corporate Accounting set up and processes

12.         Assistance with TEASME

13.         Miscellaneous reporting requirements set up and processes

14.         Assistance with compilation of Bureau of Statistics returns

15.         Assistance with ASX/ASIC liaison

16.         Assistance with compilation of BAS statements

17.         Assistance with D&B and other credit reporting not in Treasury

18.         Assistance with PSA filings

19.         Assistance with Accounting / business organizations such as Group of 100

20.         Management Reporting advice, set up and processes

Term

Initial Period 01/04/03 – 31/03/04

Extension Period 01/04/04 -30/09/04

Charges

Fees will be calculated on the following basis:

•                  Monthly retainer of A$10,000 during initial period of this agreement

•                  Out of pocket expenses as agreed by the contract managers

•                  Monthly retainer to be reviewed following completion of HYE and YE Accounts to determine whether a variation to this agreement is appropriate

The above fees do no include items 1 and 2 listed in section 1 of this schedule.  They are provided for as part of the YEM03 demerger costs.

RGL Resources

It is the responsibility for RGL to initiate the requests for services and provide appropriate RGL staff to be trained.  A schedule detailing RGL staffing responsible for the transition tasks will be provided.

Contract Managers

Martin Buckland will be responsible for managing and reviewing service delivery on behalf of RGL.  Edwin Smith will manage the Accounting and Reporting service provided by CSR.

13                                 CSR Taxation: Cross training in tax processes

Service to be provided

For general tax advice within the CSR and RGL groups, rather than duplicating research, there will be a period of sharing taxation expertise and knowledge of tax procedures and processes.  With time, this will reduce but it is anticipated that there will be ongoing cross sharing in the future.

Term

Generally, there will be an initial period of 1 April 2003 to 30 September 2003.

This will be extended to cover the period October 2003 to December 2004 for matters relating to knowledge for various matters including subdivision 149-B of the Income Tax Assessment Act 1997, tax consolidations etc.

Work that commenced pre demerger in relation to RGL will be included in this initial period and extension.

In addition to the above, Robyn Farrell will be available to assist RGL as needed for taxation advice on human resources and employee share plan matters. Such assistance will not be confined only to these areas but will cover taxation advice of a specialised nature in other areas. It is anticipated Robyn’s assistance will average out at 20% of normal time and will be contributed on a defined project basis rather then a specific day per week. This additional assistance will be for 12 months commencing on 1 April 2003. Further periods may be negotiated.

Charges

It has been agreed that there will be no charges for general services due to sharing of expertise between the two companies which will balance each other.

Robyn Farrell’s expertise will be provided for a monthly charge of $3,000. This will be reviewed after 6 months. If RGL are of the opinion this resource has been under-utilised after 6 months, they may request changes. If circumstances permit, CSR and RGL may agree to replace this monthly charge with a negotiated success fee arrangement.

Reviews/Meetings

As and when required however, it is anticipated that tax returns for the year ended 30 March 2003 will be prepared jointly.

Contract Managers

CSR:                    Peter McGuigan

RGL:                    Kamlesh Davé

14                                 CSR Treasury: Treasury services

Service to be provided

Completion of initial implementation of Integra T system for RGL

The service provides for completion of the initial implementation of the Integra T system for RGL on the RGL server in West Palm Beach, Florida if not completed by March 31, 2003. This includes the complete transfer of all March 31, 2003 month end RGL data from the Sydney server to the West Palm Beach server and completion of deliverables.

Updates to any CSR custom changes to the Integra T Treasury system

The service provides using the services of John Kamenitsas for obtaining the changes after April 1 made by CSR to the Integra T reports or other changes not standard with Integra T

Consulting on Integra T system use

The service provides for questions about entering transactions, month end accounting or obtaining reports from the Integra T system, using the services of John Kamenitsas for accounting months April to June 2003, and Grant Helm for accounting months April and May 2003.

Consulting on Treasury matters

The service provides for explanation of items arranged by CSR Treasury prior to April 1, 2003 and advice on contemplated transactions after April 1, 2003.

Preparation of all FAS 133 calculations for March 31, 2003 accounting

The service provides for preparation of detailed schedules of all open interest rate swaps or other derivatives at March 31, 2003, determining all classification and marking to market calculations required by the pronouncement, and obtaining auditor signoff of the result. It also provides for the transmittal to Rinker Materials or any other RGL Group company of the US GAAP adjusting entries and cumulative accounting entries in both US and Australian dollars, plus training in the processes followed to enable RGL to replicate in future periods.

Assistance in establishing Treasury Policies for RGL

The service provides for advising on the purpose and working of current CSR Treasury Policies, and providing electronic copies in WORD of existing CSR Treasury policies.

Term

Initial Period 01/04/03 – 30/09/03

Extension Period 01/10/03 -31/03/04

Charges

Fees will be calculated on the following basis:

•                  Monthly retainer of A$1,000.00 during initial period of this agreement

Reviews/Meetings

Informal telephone conferences will be held between contract managers as required.

Contract Managers

The CSR Treasury manager will manage the service provided by CSR. Michael Zern will be responsible for ordering and reviewing service delivery on behalf of RGL.

15                                 CSR Treasury: Vehicle Finance support

Service to be provided

Accounting administration

•                   Maintain cost centre activity, (month end and year end).

•                   Processing all journal entries for acquisitions, rentals, disposals as per advice from Jane Thomas

•                   Organise payment to Asset Capital for administration work

Cashflows

•                  Process all cash flows for acquisitions from LeasePlan Australia and disposals from all sources.

Term

Initial Period 01/04/03 – 30/6/03

Extension Period 01/7/03 -30/09/03

Charges

Fees will be calculated on the following basis:

•                  $500 per month for CSR Treasury administration services

•                  50% of the monthly ‘Asset Capital’ service fee

Contract Managers

CSR: Grant Helm

RGL: Michael Larkin

16                                 CSR Strategy: Advice

Service to be provided

“Informal Advice”: CSR strategy group (including Tony Carlton and team) will be available on an ad hoc basis to provide broad council to RGL strategy group (Dave Berger, Michael Kelly, Peter Trimble) including specific issues related to the Heavy Construction Materials Industry, valuations/reports related to prior relevant projects (e.g., Jacaranda) and RGL’s corporate finance strategy (e.g., WACC, equity listing issues).

This schedule is intended to cover services provided to RGL at cost to the extent they become material (ie, more than 20% of a specific individual’s time).

Note: Contingency formal advice required (e.g. in the event of a hostile takeover) is covered in a separate letter of agreement dated 11th March 2003.

Term

Initial Period: 1/4/03 – 31/3/04

Charges

Fees will be calculated at cost on an hourly rate basis for advice and assistance provided by CSR.

Reviews/Meetings (Optional)

Meetings will be arranged when required on an as needs basis.

Contract Managers

CSR: Tony Carlton

RGL: David Berger

17                                 CSR Property: Rent 9 Help Street Chatswood

Service to be provided

This service schedule outlines the components of the occupancy by RGL at 9 Help St, Chatswood during April 2003.

Term

Initial Period 01/04/03 – 1/05/03

First Extension Period 2/05/03-31/05/03

Charges

The following rental charge is based on the YEM04 Building services budget costs for a tenancy area of 600 sqm:

		Per month:
Rental	$310 per sqm per annum	15,500
Outgoings	$72 per sqm per annum	3,600
Carparking: 20 spaces	$218 per space per month	4,360
Building services	$83 per sqm per annum	4,150

Total rental per month		27,610

Contract Managers

CSR: Andrew MacKenzie

RGL: Trevor Schmitt

18                                 Corporate functions other

Service to be provided

The service, to be provided by both CSR and RGL as required to give effect to the Demerger, is the provision of advice and assistance in performing various corporate functions not covered by other schedules to the Agreement, and the sharing of experience, corporate memory and latest intelligence on best practice.

Term

Initial Period 1 April 2003 to 31 March 2004, to be extended by agreement between the parties.

Charges

There will be no charges for services unless significant time is required to provide assistance, in which case a charging mechanism will be negotiated in good faith.

Contract Managers

To be appointed for each corporate function, but initially:

•                  Company Secretary:  Graham Hughes (CSR) and Peter Abraham (RGL)

•                  Legal:  Chris Bertuch (CSR) and Brian Gill (RGL)

•                  Investor Relations & Corporate Affairs:  Andree Taylor (CSR) and Debra Stirling & Luke Keighery (RGL)

19                                 CSR BIS: Tier 1 Help Desk

Service to be provided

Tier I Information Technology Help Desk

This service is to provide Readymix Holdings with Tier I Help Desk support during the migration of IT services to the RGL IT group residing in West Palm Beach (US) and Parramatta (AU).  The term or duration of this service is during the deployment of TPIP’s and the conversion from the CSR domain to the Rinker Group domain.  Services Include:

•                                         Tier I Help Desk Call Management

•                                         Logging and recording of individual support calls in Help Desk application

•                                         Level One call resolution

•                                         End user follow up until closure of case.

Term

Initial Period: Follows TPIP’s Rollout April 2003 – October 2003

Extension Period:  November 2003 – January 1, 2004

Charges

Fees are expected to be charged as below, based on the current TPIPs migration plan.

Team	YEM 04 Cost		Apr	May	Jun	Jul	Aug	Sep	Oct

Helpdesk - CSR rechg recharge price $25.0	$85,500	Vic	$5,400
		Qld	$7,700	$7,700
		NT & SA	$3,000	$3,000	$3,000
		WA	$3,300	$3,300	$3,300	$3,300
		ACT & Tas	$700	$700	$700	$700	$700
		NSW	$6,000	$6,000	$6,000	$6,000	$6,000	$6,000	$3,000

If the service needs to continue into the Extension Period, the charge will be A$25 per user per month.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill

Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

20                                 CSR BIS: PC and Desktop Support

Service to be provided

PC and Desktop Support Services

This service is to provide Readymix Holdings with PC and Desktop computing related support during the migration of IT services to the RGL IT group residing in West Palm Beach (US) and Parramatta (AU).  The costs in point 4 cover these support services.  The term or duration of this service is during the deployment of TPIP’s and the conversion from the CSR domain to the Rinker Group domain.

All desktop PCs, laptops, winterms and printer assets used by CM will be transferred at book value to RGL on 31 March 2003.  Microsoft, PC Anywhere, Norton Anti-virus and other PC application software licences will be transferred to RGL at cost on 31 March 2003.

Term

Initial Period: Follows TPIP’s Rollout April 2003 – October 2003

Extension Period:  November 2003 – January 1, 2004

Charges

Fees are expected to be charged as shown in the table below which is based on the current TPIPs migration plan.  These total costs have been calculated using the following per device support costs.

Desktop PC  $85 per mth

Laptop PC  $125 per mth

Winterm  $52.50 per mth

Networked printer  $37.50 per mth

	YEM 04 Cost		Apr	May	Jun	Jul	Aug	Sep	Oct

Desktop - CSR rechg	$345,370	Vic	$19,993
		Qld	$29,298	$29,298
		NT & SA	$10,108	$10,108	$10,108
		WA	$13,665	$13,665	$13,665	$13,665
		ACT & Tas	$2,755	$2,755	$2,755	$2,755	$2,755
		NSW	$25,850	$25,850	$25,850	$25,850	$25,850	$25,850	$12,925

If the service needs to continue into the Extension Period, the charge will continue based on the per device costs shown above.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

21                                 CSR BIS:  NT Server Support

Service to be provided

NT Server Support

This service is to provide Readymix Holdings with NT Server Support during the migration of IT services to the RGL IT group residing in West Palm Beach (US) and Parramatta (AU).  The term or duration of this service is during the deployment of TPIP’s and the conversion from the CSR domain to the Rinker Group domain.  The support charges in point 4 of this schedule cover people and shared costs of supporting the NT servers and CSR domain.

All specific CM server assets and related server licences are to be transferred to RGL on 31 March 2003.  The servers will be transferred at book value, while the licences will be transferred at cost.  The book value of an appropriate share of the current server farms will also be transferred to RGL on 31 March 2003.

Term

Initial Period: Follows TPIP’s Rollout April 2003 – October 2003

Extension Period:  November 2003 – January 1, 2004

Charges

Fees are expected to be charged as below, based on the current TPIPs migration plan.

	YEM 04 Cost		Apr	May	Jun	Jul	Aug	Sep	Oct

NT Services - CSR rechg recharge price $62.7	$214,434	Vic	$13,543
		Qld	$19,312	$19,312
		NT & SA	$7,524	$7,524	$7,524
		WA	$8,276	$8,276	$8,276	$8,276
		ACT & Tas	$1,756	$1,756	$1,756	$1,756	$1,756
		NSW	$15,048	$15,048	$15,048	$15,048	$15,048	$15,048	$7,524

If the service needs to continue into the Extension Period, the charge will be A$62.70 per user per month.  A user is defined by the existence of a current network logon to the CSR domain.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill

Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

22                                 CSR BIS: Email

Service to be provided

Email Services

This service is the support of CSR’s existing Email application @csr.com.au.  Each RGL employee’s email account will be hosted and supported by CSR until the transition to TPIPs and the RGL network.

Exchange and SMS licences for CM specific servers will be transferred to RGL/Readymix on 31 March 2003.  RGL will pay for these licences from that date.

Term

Initial Period: Follows TPIP’s Rollout April 2003 – October 2003

Extension Period:  November 2003 – January 1, 2004

Charges

Fees are expected to be charged as below, based on the current TPIPs migration plan.

	YEM 04 Cost		Apr	May	Jun	Jul	Aug	Sep	Oct

Email - CSR rechg recharge price $26.0	$88,920	Vic	$5,616
		Qld	$8,008	$8,008
		NT & SA	$3,120	$3,120	$3,120
		WA	$3,432	$3,432	$3,432	$3,432
		ACT & Tas	$728	$728	$728	$728	$728
		NSW	$6,240	$6,240	$6,240	$6,240	$6,240	$6,240	$3,120

If the service needs to continue into the Extension Period, the charge will be A$26 per user per month.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

23                                 CSR BIS: Wide Area Network Support

Service to be provided

Wide Area Network (WAN) Support Services

This service is to provide Readymix Holdings with Wide Area Network Support during the migration of IT services to the RGL IT group residing in West Palm Beach (US) and Parramatta (AU).  The term or duration of this service is during the deployment of TPIP’s and the conversion from the CSR domain to the Rinker Group domain.

There are currently various services and costs in relation to the WAN.  These are listed below sorted by whether it will be provided by CSR during the deployment of TPIPs or transferred to RGL from the 31st of March 2003.

Services / costs that will be delivered and charged by CSR to RGL

•             Network support during transition to TPIPs {TPIPs + 1 mth}

•             Cost of regional hub site connections to the old network {TPIPs + 1 mth}

Services/costs that will be transferred directly to RGL from 31 March 2003 are:

•          Telstra site costs for connection to the CSR WAN

•          Telstra site costs for connection to TPIPs

•          50% of the cost of the ‘core backbone’ of the old network

•          Telstra cost for the 6MB link between Australia and Florida

•          80% of the Telstra cost of the Parramatta 6MB link {until the line is downgraded, then full cost of the link will be transferred}

•          the Telstra DDS account

•          50% of the Telstra cost for the link to China

•          the book value of switches, routers and other site hardware used by CM sites

•          the book value of IO-LAN and DEC servers (if any)

•          the Marconi MDX maintenance contract

Services that will cease being provided by CSR and that will be set up and provided by RGL to its Australian sites and employees are:

•          dialconnect ports / links

Services that will not be transferred to RGL but will remain with CSR and not be recharged:

•          the cost of the link to Taiwan

Term

Initial Period: Follows TPIP’s Rollout April 2003 – October 2003 plus one month to retire final data circuits.

Extension Period:  November 2003 – January 1, 2004

Charges

Fees are expected to be charged as below, based on the current TPIPs migration plan.  One month’s charge is to be added to each site to allow for cut over to TPIPs.

	YEM 04 Cost		Apr	May	Jun	Jul	Aug	Sep	Oct	Nov

WAN/LAN - CSR rechg	$101,838	Vic CSR	$3,280	$3,280
		Qld CSR	$6,489	$6,489	$6,489
		NT & SA CSR	$2,250	$2,250	$2,250	$2,250
		WA CSR	$4,111	$4,111	$4,111	$4,111	$4,111
		ACT & Tas CSR	$837	$837	$837	$837	$837	$837
		NSW CSR	$5,155	$5,155	$5,155	$5,155	$5,155	$5,155	$5,155	$5,155

Telstra Charges will be billed directly to Readymix Holdings Infrastructure beginning April 2003.

If services are required in the Extension Period, charges will be levied by site in accordance with the calculation methodology used to calculate the State charges above.

In addition to the above, RGL will contribute to the labour cost incurred by CSR in undertaking the migration to TPIPs.  It is estimated that this cost will be approximately $80,000, which is based on the cost to CSR of a resource to undertake the project in YEM 04 apportioned by the percentage of total Australian sites that are CM sites.

TPIPs project people costs	$80,000

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

24                                 CSR BIS: E-Commerce

Service to be provided

E-Commerce

This service is to provide Readymix Holdings with Internet access and access to the CSR Intranet during the migration of IT services to the RGL IT group residing in West Palm Beach (US) and Parramatta (AU).  The term or duration of this service is during the deployment of TPIP’s and the conversion from the CSR domain to the Rinker Group domain.  Services Include:

•                  Employee Internet Access and Filtering

•                  Employee Intranet Access to ‘web.csr.com.au’

•                  Assistance on existing Internet Sites migrated to West Palm Beach on January 27, 2003.

Term

Initial Period: Follows TPIP’s Rollout April 2003 – October 2003

Extension Period:  November 2003 – January 1, 2004

Charges

Fees are expected to be charged as below, based on the current TPIPs migration plan.

Team	YEM 04 Cost		Apr	May	Jun	Jul	Aug	Sep	Oct

Intranet - CSR rechg recharge price $8.0	$27,360	Vic	$1,728
		Qld	$2,464	$2,464
		NT & SA	$960	$960	$960
		WA	$1,056	$1,056	$1,056	$1,056
		ACT & Tas	$224	$224	$224	$224	$224
		NSW	$1,920	$1,920	$1,920	$1,920	$1,920	$1,920	$960

If the service needs to continue into the Extension Period, the charge will be A$8 per user per month.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill

Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

25                                 CSR BIS: Voice Services

Service to be provided

Voice Services

All Voice Services will be transferred to RGL at the end of March 31, 2003.  This implies that there will be not charge from CSR to RGL from 1 April 2003 for voice services.  The exception to this is in relation to time and materials support and is described below.

RGL will pay the labour costs of a voice support team.  All CM specific voice hardware such as site PABXs and queuing systems currently in the asset register of BIS will be transferred to RGL at book value.  The contract for maintenance of RGL PABXs will be separately charged to RGL by the maintenance vendor.

There is expected to be some voice advice and support provided by Rinker to CSR, and by CSR to Rinker post demerger.  Time spent on such support between the companies will be monitored and where there exists a disparity in support provided by one company to the other, a charge will be levied on a time and materials basis for the time constituting the disparity.

Term

Initial Period: All Services to be transferred on March 31, 2003

Extension Period:  Any Services required post March 31 will be billed at actual time and materials cost.

Charges

All voice services are to be transferred on 31 March, 2003.  Any services required post this date will be billed at actual time and materials cost.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

26                                 CSR BIS: SAP and Command / ACS data centre and support

Service to be provided

SAP Support

All SAP support services will be transferred from April 1,2003.  This includes the following:

•                  Hardware – Since 26 Jan 2003 all Australian RGL users access SAP on the Rinker SAP instance in West Palm Beach. There is therefore no hardware charge from CSR to RGL in the new financial year commencing 1 April 2003.

•                  Application Support for SAP, Command and ACS will be provided by people employed by RGL from 1 April 2003

•                  Licences – the prepayment for SAP licences used by CM for calendar 2003 will be transferred to RGL at the end of 31 March 2003

There is expected to be some applications support provided by Rinker to CSR, and by CSR to Rinker post demerger.  Time spent on such support between the companies will be monitored and where there exists a disparity in support provided by one company to the other of greater than 2 weeks, a charge will be levied on a time and materials basis for the time constituting the disparity.

Term

Initial Period: All services to be transferred by April 1,2003

Extension Period:  Any services required post April 1 will be billed at actual time and materials cost.

Charges

All services are to be transferred on March 31, 2003.  Any services required post April 1 will be billed at actual time and materials cost.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Brad Tallon will be responsible for ordering and reviewing service delivery on behalf of RGL.

27                                 CSR BIS: Miscellaneous Applications Support

Service to be provided

Miscellaneous Software Support

This service is to provide Readymix Holdings with Hardware/Software support for 4 applications current in use by Readymix Holdings.  These are:

•                                          Lotus Notes software support

•                                          Promix Asia data centre support

•                                          Promix Asia applications support (25% 1 FTE)

•                                          CHRIS data centre support

Applications not supported for Readymix Holding by CSR post March 31, 2003

•             Promaster – There will be no charge to RGL in YEM04 for this application.  CM’s contribution to the cost of this application will be charged in YEM 03.

•             Integrity – This Treasury application will be hosted and supported from West Palm Beach

•             IBHAR Project Costs– This software application will be hosted and supported from by Readymix holdings in Parramatta. No Services required by CSR.

•             MEX Project Costs - No Services required by CSR, fully support by Readymix Holdings

•             IXOS – Separate Service Agreement within documents provided by the Readymix Holdings BSC department.

Term

Initial Period: As required by Readymix Holdings on a Month per Month basis but not to exceed the conversion of Chris to SAP payroll hosted in West Palm Beach which Initial period ends on March 31, 2004.

Extension Period:  September 30, 2004

Charges

Fees will be calculated on the following basis:

	Monthly Rate
Lotus support - S Stam	$8,400	Applications Support Only - Licensing to be paid by RHIT beginning April 1,2003
Promix Asia DC support	$3,500	Includes Hardware, People and Licensing
CHRIS data centre	$4,600	Supports # of Users and Hardware
Promix app supp 25% 1 FTE	$2,083	Applications Support
VAX - Command	N/C	Hardware and Multinet - RHIT to pay maintenance from April 1, 2003

Lotus Notes Support estimated at 3 months at $25,000 total.  The remaining apps are month to month.  Should any of these services continue into the Extension Period, the charge will be as per the per month charges shown above.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Brad Tallon will be responsible for ordering and reviewing service delivery on behalf of RGL.

28                                 CSR BIS: Miscellaneous Support

Service to be provided

Miscellaneous support

There may be some applications or management support provided by Rinker to CSR, and by CSR to Rinker post demerger.  Time spent on such support between the companies and the labour costs of the persons providing this support will be monitored and where there exists a disparity in the cost of support provided by one company to the other, a charge will be levied on a time and materials basis for the time constituting the disparity.

Term

Initial Period: All miscellaneous support services are likely to be transferred by April 1, 2003

Extension Period:  Any services required post April 1 will be billed at actual time and materials cost.

Charges

All services are to be transferred on March 31, 2003.  Any services required post April 1 will be billed at actual time and materials cost.

Reviews/Meetings

Weekly progress meeting held each Friday 8am (AU) on the progress of the Demerger of IT systems.  Any timing or issues resolution will be handled in this forum.

Contract Managers

Ole Elsaesser or Assignee will manage the services provided by CSR.  Bill Gearhart and Neville Hansen will be responsible for ordering and reviewing service delivery on behalf of RGL.

Schedule 2 – Agreed Service Schedule

Any schedules attached subsequent to the signing of this agreement are to be attached below.  The format to be provided is the same format as applied to schedule 1.